Exhibit 99.1

NEWS RELEASE


EVEREST RE GROUP, LTD.
c/o ABG Financial & Management Services, Inc.
Parker House, Wildey Business Park, Wildey Road, St. Michael, Barbados

Contact:
James H. Foster
Senior Vice President, Investor Relations
Everest Global Services, Inc.
908.604.3169
                              For Immediate Release

                 Everest Re Group Announces Preliminary Estimate
                    of Loss Associated with Enron Corporation

ST. MICHAEL, Barbados - December 7, 2001 - Everest Re Group, Ltd (NYSE: RE) has made a preliminary estimate that the loss arising from the severely deteriorated financial condition of the Enron Corporation will amount to approximately $25 million after reinsurance and tax recoveries, with a resulting impact on its 4th quarter 2001 operating earnings and net income of approximately $.50 per diluted share. This estimated unusual loss reflects all of the company's projected exposure including underwriting, credit and investment.

As of September 30, 2001, Everest Re Group had total assets in excess of $7.6 billion and shareholders' equity exceeding $1.7 billion.

This release contains statements that are forward-looking statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements, including in particular the Company's estimates of losses, are subject to various risks and uncertainties. In addition to the risks detailed from time to time in the Company's filings with the Securities and Exchange Commission, these estimates are subject to uncertainties related to the difficulty of analyzing and estimating losses arising from this unusually complex event. These risks could cause the Company's actual financial results to differ materially from those expressed in any forward-looking statement or estimate that may be made by or on behalf of the Company. The Company will update the disclosure of its estimate if it determines that its net losses are likely to be materially different than its previous estimate.

Everest Re Group, Ltd. is a Bermuda holding company that operates through the following subsidiaries: Everest Reinsurance Company provides reinsurance to property and casualty insurers in both the US and international markets. Everest Reinsurance (Bermuda), Ltd. provides reinsurance to property and casualty and life insurers in both the Bermuda and international markets. Everest National Insurance Company provides property and casualty insurance to policyholders in the United States. Everest Indemnity Insurance Company offers excess and surplus lines insurance in the United States. Everest Security Insurance Company provides personal lines insurance in Georgia. Additional information on Everest Re Group companies can be found at the Group's web site at www.everestre.com.